EXHIBIT E


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                          PRODUCT FEASIBILITY AGREEMENT


                  This Agreement is made effective the 12th day of November, 1998 (the "Effective Date"), by and between Agway Consumer Products, Inc., a Delaware corporation with offices at 333 Butternut Drive, Dewitt, New York 13214 (hereinafter "Agway"), and Planet Polymer Technologies, Inc., a California corporation with offices at 9985 Businesspark Avenue, Suite A, San Diego, California 92131 (hereinafter "Planet").

                  WHEREAS, Planet has developed technology relating to time-release coatings and protective coatings; and

                  WHEREAS, Agway wishes to have Planet conduct product feasibility work in connection with time-release coatings for a variety of Agricultural Products (as hereafter defined) and in connection with protective coatings for a variety of Food Products (as hereafter defined).

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1


DEFINITIONS:

1.1 "Agricultural Products" shall mean products for use in Agriculture, including, but not be limited to, animal feeds and other products intended for animal consumption, but shall exclude Fertilizer Products, as defined in 1.4 below, and Biological Products as defined in the agreement between Planet and Agrium, Inc. dated January 30, 1995.
         Agriculture shall mean the production of crops, livestock, dairy products, poultry products, meats, and other products produced for and/or produced from a farm operation.

1.2      "Food  Products"  shall  mean  products   intended  for  human  dietary
         consumption, including, but not be limited to, dairy products, poultry products, meat products, fruits and vegetables.

1.3 "Other Products" shall mean coated urea for melting ice at airports, and packaging for Agricultural Products and Food Products.

1.4 "Fertilizer Products" shall mean plant nutrients and other products intended for use in fertilizers, including the specific urea fertilizer coating ("Enviroplastic CRT) developed by Planet for Agrium, Inc., as covered by U.S. patent no. 5,803,946.

1.5      "Agway's  Field of Business"  shall mean the  production,  distribution
         and/or  marketing  of  Agricultural  Products,  Food  Products,   Other
         Products and any other products as


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         may  be   mutually   agreed   upon  in  writing  by  Agway  and  Planet
         (individually a "Product" and collectively the "Products").

1.6 "Affiliate" shall mean any company which, directly or indirectly is controlled by, or controls, a party to this Agreement, or is under common control with a party to this Agreement. Ownership of 50% or more of the voting stock of, or membership interest in a company shall be regarded as control.

1.7 "Control" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.8 "Know-How" shall mean all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information.

1.9 "Commercially Feasible" shall mean a product that will generate a minimum of $500,000.00 in net profits annually to be shared between Planet and Agway, beginning no later than the second year following product introduction.


1.10 "Patent Rights" shall mean all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing.

1.11 "Agway Know-How" shall mean all Know-How necessary or appropriate to develop and commercialize Products for use in Agway's Field of Business, and which is under the Control of Agway.

1.12 "Products" shall mean Agricultural Products, Food Products, Other Products and any other products as may be mutually agreed upon in writing by Agway and Planet.

1.13 "Planet Know-How" shall mean all Know-How related to Planet's proprietary coating technology, which is not covered by the Planet Patent Rights, but is necessary or appropriate to develop and commercialize Products for use in Agway's Field of Business, and which is under the Control of Planet as of the Effective Date.



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1.14     "Planet Patent Rights" shall mean all Patent Rights that claim Planet's proprietary coating technology, which are necessary or appropriate to develop and commercialize Products for use in Agway's Field of Business, and which are under the Control of Planet as of the Effective Date.

1.15 "Planet Technology" shall mean the Planet Patent Rights and the Planet Know-How.

1.16 "New Technology" shall mean Patent Rights and Know-How including, but not limited to, new compositions of matter, new chemical complexes, improved chemical complexes, association compounds, blends, mixtures or compositions of coating materials, polymer materials and new products or processes relating thereto, developed as a result of the Work conducted under ARTICLE 2 of this Agreement, whether developed by Planet alone or jointly with Agway, or by Agway alone as a result of disclosures made to it by Planet in connection with such work.


                                    ARTICLE 2

WORK TO BE PERFORMED:

2.1 The product feasibility work to be conducted by Planet under this Agreement (hereafter the Work) is set forth in Exhibit 1 attached hereto and hereby made a part hereof. Exhibit 1 sets forth the Work initially contemplated, and may be amended from time to time by mutual written agreement of the parties to recite additional Work to be conducted by Planet. The conduct of the Work shall include regular meetings between representatives of Planet and representatives of Agway, during which Agway will offer comments on samples made from blends of materials to be supplied to Agway by Planet.

2.2 If the performance characteristics set forth in Exhibit 1 are not met by Planet, or reasonable progress is not made by Planet toward achieving such performance characteristics, or the work being conducted by Planet is not performed to Agway's reasonable satisfaction, then Agway, in its sole judgment, shall have the right to terminate the Work pursuant to Section 9.1b) and shall have no further obligation to Planet with respect to any fees for Work remaining to be performed, as outlined in Exhibit 1, provided, however, that Agway shall reimburse Planet for all reasonable costs incurred or committed to in connection with the Work prior to receipt of such notice of termination.




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                                    ARTICLE 3

WORK SCHEDULE:

         The Work to be performed shall be conducted in accordance with the time schedule set forth in Exhibit 1, attached hereto and hereby made a part hereof. Planet will use reasonable commercial efforts to conduct the Work set forth in Exhibit 1, and to complete the Work in accordance with the time schedule set forth therein.


                                    ARTICLE 4

PAYMENTS:

4.1 Agway agrees to pay the fees as set forth in Exhibit 1, for performance of the Work.

4.2 Agway also agrees to reimburse Planet for its reasonable costs for travel and lodging in connection with the meetings contemplated under
         ARTICLE 2.1, when incurred at the written request of Agway, and for the reasonable cost of the coating materials and coated Products supplied by Planet to Agway for alpha and beta testing in accordance with
         Exhibit 1, including reasonable shipping and processing costs, and for the cost of such independent laboratory tests as may be mutually agreed upon by the parties in writing.


                                    ARTICLE 5

OWNERSHIP:

5.1 The New Technology, including all inventions, whether patentable or not, arising from the Work performed and to be performed under this Agreement, shall be owned by Planet, or by such of its Affiliates as it may designate from time to time.

5.2 Planet agrees (a) to promptly execute and file, or to cause to be executed and filed any and all patent applications covering any of the New Technology and relating to any matter determined by Agway and Planet to be feasible, and (b) to require the inventors of such New Technology who are employees or representatives of Planet to assign such patent applications and the inventions disclosed therein to Planet, or as Planet may direct, and to execute all such other documents as may be reasonably necessary to confirm the ownership rights of Planet in the subject matter of this ARTICLE 5.Agway agrees
         (a) to require the inventors of any New Technology who are employees or


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representatives of Agway to assign their rights to such New Technology to Agway, and (b) to assign such New Technology to Planet.

5.3 With respect to any patent applications and patents covering the New Technology, Planet shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such issued patents. After any patents covering the New Technology have issued, Planet and Agway shall share equally all costs and expenses related to the further prosecution and any defense and enforcement of such patents (including, if applicable, opposition proceedings related to any European patents, re-examination of issued patents, interference proceedings and declaratory judgements regarding invalidity of any such issued patents). In the event that Planet desires to abandon any patent application or patent covering the New Technology, or if Planet later declines responsibility for any such patent application or patent, Planet shall provide reasonable prior written notice to Agway of such intention to abandon or decline responsibility, and Agway shall have the right, at its own expense, to file, prosecute and maintain such patent application or patent. In addition, Agway shall have the right, at its own expense, to file, prosecute and maintain such patent application or patent upon or after the bankruptcy, dissolution or winding up of Planet. Agway may offset its costs and expenses in connection with any such patent application or patent against any royalties due Planet thereunder, in an amount not to exceed 5% of such royalties, until the total of such costs and expenses, plus accrued interest (at the rate of 1.5% per month, up to the maximum legal annual interest rate) on the balance of such costs and expenses remaining after each such royalty payment to Planet, has been recouped by Agway in this manner.

5.4 If Agway and Planet mutually decide to protect some or all of the New Technology under laws relating to trade secrets, the parties shall cooperate with one another in achieving such trade secret protection.


                                    ARTICLE 6

CONFIDENTIALITY:

         The terms of the Mutual Non-Disclosure Agreement between Agway and Planet, made as of August 6, 1998 (the "NDA"), a copy of which is attached hereto as Exhibit 2, is hereby incorporated herein and made a part hereof. Neither party shall terminate the NDA during the term of the Agreement. Each party may use Confidential Information (as defined in NDA) of the other party only to the extent necessary to accomplish the purposes of this Agreement.




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                                    ARTICLE 7

RIGHT OF FIRST NEGOTIATION:

         Planet shall provide written notice to Agway in the event Planet desires to develop a product with a third party, or is approached by a third party to develop a product, for use in Agway's Field of Business. Such notice shall include an outline of anticipated funding needs, the anticipated length of the product feasibility study and Planet's desired result from such study. Agway shall have 30 days following receipt of such notice to advise Planet whether Agway considers the product to be Commercially Feasible, and whether Agway is interested in such a product. Agway shall have another 30 days thereafter to negotiate a product feasibility study on terms and conditions acceptable to Planet, including financial terms under which Agway will fund such product feasibility study. If the parties cannot agree to such terms and conditions within such 30 day period, or if the parties cannot agree whether the product is or is not Commercially Feasible, the parties agree to submit the matter to arbitration under ARTICLE 18 and Planet agrees to take no further action with respect to such product and feasibility study during the arbitration proceeding. If the product is considered to be Commercially Feasible, and if Agway does not express interest in such a product within the initial 30 day period, (i) Planet may proceed with such a third party product feasibility study and Agway shall have no rights in connection with such product feasibility study or with respect to any product developed thereunder (hereinafter a "Developed Product"), and (ii) Planet shall have the right to grant an exclusive license to a third party under the Planet Technology and the New Technology to make, have made, use or sell such Developed Product in Agway's Field of Business. Any such third party license shall be limited to such Developed Product and shall not otherwise diminish Agway's rights with respect to the Planet Technology and to the New Technology under this Agreement. Planet agrees that it will not, during the term of this Agreement, proceed with such a third party feasibility study if the product is not considered to be Commercially Feasible.


                                    ARTICLE 8

TERM:

8.1 Except as otherwise provided herein, this Agreement shall commence as of the date of its execution and shall continue for 5 years following such date.

8.2 This Agreement may be extended by mutual written agreement of the parties.





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                                    ARTICLE 9

TERMINATION:

9.1      This Agreement may be terminated:

         a)       Upon mutual written agreement of the parties; or

         b) By either party for breach of any of the material terms hereof by the other party, if the breach is not corrected within sixty (60) days after giving written notice of such breach to the other party; or

         c) By Agway on six months' prior written notice to Planet if, in Agway's sole opinion, the continued conduct of the Work under this Agreement is unprofitable or otherwise not viable for
                  Agway: provided, however, that Agway shall not have the right to terminate the Agreement under this subparagraph c) until the expiration of 3 years from the Effective Date; or

         d) By Agway, forthwith, upon written notice to Planet if Planet shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy (voluntary or involuntary); or

         e) By Planet, forthwith, upon written notice to Agway if Agway shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy (voluntary or involuntary); or

         f) By Planet, if the business of Agway, subject to the terms of this Agreement, by law, decree, ordinance or other governmental action, is vested in, or is made subject to, the control or direction of any governmental agent, officer or appointee, or of any other person or firm not a party or an Affiliate of a party to this agreement; or

         g) By Agway, if the business of Planet, subject to the terms of this Agreement, by law, decree, ordinance or other governmental action, is vested in, or is made subject to, the control or direction of any governmental agent, officer or appointee, or of any other person or firm not a party or an Affiliate of a party to this Agreement; or

         h) By Agway, in Agway's sole discretion forthwith upon written notice to Planet if the shareholders of Planet do not approve at a special meeting of its


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                  shareholders called for such purpose (A) the purchase by Agway
                  Holdings, Inc. ("AHI") of 1,000,000 shares of Planet's common stock pursuant to a Stock Purchase Agreement between AHI and Planet dated on or about the date of this Agreement (the "Stock Agreement"), (B) the Warrant and the Warrant Shares (as such terms are defined in the Stock Agreement) and (C) the other transactions provided for in the Stock Agreement, or if the Initial Closing (as defined in the Stock Agreement) shall not have occurred on or before January 31, 1999 or such later date as the parties may agree upon in writing ("Termination
                  Date").   If  this  Agreement  is  terminated  as  hereinabove
                  provided, then Planet shall repay to Agway all amounts paid by Agway or any Affiliate of Agway under this Agreement on the Termination Date.

9.2 Any termination pursuant to ARTICLE 9 shall not relieve either party of any obligation or liability accrued under this Agreement prior to such termination, or rescind or give rise to any right to rescind anything done or, except as provided for in Section 9.1 h), to recover any payments made or other consideration given under this Agreement prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights arising under this Agreement prior to such termination.

9.3 The Mutual Non-Disclosure Agreement attached as Exhibit 2 shall remain in effect following the termination of this Agreement, in accordance with its terms.

9.4      The provisions  of  ARTICLES 1, 5, 6, 9, 10.3, 10.4, 13, 14, 18, 20, 21
         and 22 shall survive termination of this Agreement.



                                   ARTICLE 10


REPRESENTATIONS AND WARRANTIES:

10.1     Planet represents and warrants that:

         a) It has authority to enter into this Agreement, and doing so will not violate any agreements to which it is a party.

         b) It has all necessary government licenses and approvals required to conduct its business.

         c) It has no knowledge of any impediment to its performance of this Agreement.



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10.2     Agway represents and warrants that:

         a) It has authority to enter into this Agreement, and doing so will not violate any agreements to which it is a party.

         b) It has all necessary government licenses and approvals required to conduct its business.

         c) It has no knowledge of any impediment to its performance of this Agreement.




10.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.4 NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY WORK PERFORMED HEREUNDER.


                                   ARTICLE 11

NOTICES:

         All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, or when deposited with the United States Postal Service or Canada Post, first-class, registered or certified mail, postage prepaid, or by fax (upon confirmation of receipt) addressed as follows:

         AGWAY:

                  Agway Consumer Products, Inc.
                  P.O. Box 4933
                  Syracuse, New York 13221-4933
                  FAX: (315) 449-6253




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                  Attention: Dennis LaHood

         PLANET:

                  Planet Polymer Technologies, Inc.
                  9985 Businesspark Avenue, Suite A
                  San Diego, California U.S. 92131
                  FAX: (619) 549-5133

                  Attention:  Robert J. Petcavich

                  or to such other address or individual as either party may specify from time to time in writing.


                                   ARTICLE 12

ASSIGNMENT:

         This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their successors and permitted assigns, provided no assignment shall relieve the assigning party of its obligations under this Agreement. The rights, duties, privileges and obligations of each party under this Agreement shall not be assigned or delegated without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to another party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Any assignment not in accordance with this Agreement shall be void.


                                   ARTICLE 13


NO REFUND OR PAYMENTS:

         All sums paid by Agway to Planet under this Agreement shall not be refundable for any purpose, except for excess payment made due to computational errors.




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                                   ARTICLE 14

LITIGATION:

14.1 Planet shall have no obligation to enforce rights under its patents and/or trade secrets for the benefit of Agway or otherwise; nor shall Planet have any obligation to defend or indemnify Agway or its Affiliates in respect of any activities of Agway and/or its Affiliates under this Agreement.

14.2 Agway shall have no obligation to enforce rights under its patents and/or trade secrets for the benefit of Planet or otherwise; nor shall Agway have any obligation to defend or indemnify Planet or its Affiliates in respect of any activities of Planet and/or its Affiliates under this Agreement.



                                   ARTICLE 15

PRODUCT LIABILITY:

15.1 Agway shall hold Planet and its Affiliates harmless, and shall defend and indemnify Planet and its Affiliates against any product liability claim made against Planet or its Affiliates arising out of the activities of Agway and/or its Affiliates under this Agreement.

15.2 Planet shall hold Agway and its Affiliates harmless, and shall defend and indemnify Agway and its Affiliates against any product liability claim made against Agway or its Affiliates arising out of the activities of Planet and/or its Affiliates under this Agreement.

15.3 In the event either party seeks indemnification under this ARTICLE 15, it shall inform the other party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other party) in the defense of the claim.




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                                   ARTICLE 16

NON-WAIVER:

         The failure by any party to this Agreement, at any time, to enforce or to require strict compliance of performance by any other party of any of the provisions of this Agreement shall not constitute a waiver of such provisions and shall not affect or impair in any way its rights at any time to enforce such provisions or to avail itself of such remedies as it may have for any breach thereof.


                                   ARTICLE 17

SEVERABILITY:

         If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate or render unenforceable the remaining provisions hereof.


                                   ARTICLE 18

ENTIRE AGREEMENT; AMENDMENT:

         This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. No waiver, modification or amendment of any terms of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto.


                                   ARTICLE 19

FORCE MAJEURE:

         Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.



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                                   ARTICLE 20

DISPUTE RESOLUTION AND CHOICE OF LAW:

20.1 This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., without regard to its choice of law provisions.

20.2 If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by a Vice President or President of each party, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 60 days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in Buffalo, New York. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs, and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the parties. The arbitrator shall prepare and deliver the parties a written, reasoned opinion conferring its decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

                                   ARTICLE 21

NO AGENCY:

         It is expressly agreed that Planet and Agway shall be independent contractors and that the relationship between the two parties shall not constitute a partnership or agency of any kind. Neither Planet nor Agway shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.


                                   ARTICLE 22

COUNTERPARTS:

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first set forth above.


                                            AGWAY CONSUMER PRODUCTS, INC.


                                            By: /s/ Dennis J. LaHood
                                                -------------------------

                                            Title:  VP



                                            PLANET POLYMER TECHNOLOGIES INC.


                                            By: /s/ Robert J. Petcavich
                                                ----------------------------

                                            Title:   Chairman & CEO